UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

KKR Financial Holdings LLC

(Exact Name of Registrant as specified in its charter)

Delaware	001-33437	11-3801844
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

555 California Street, 50 Floor, San Francisco, California	94104
(Address of principal executive offices)	(Zip Code)

415-315-3620

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2015, Michael McFerran provided notice of his resignation from the Board of Directors (the “Board”) of KKR Financial Holdings LLC (the “Company”) and the executive committee of the Board and as Chief Financial Officer and Chief Operating Officer of the Company, effective as of February 27, 2015.  The Company was acquired by KKR & Co. L.P. in 2014.

On February 27, 2015, the Board appointed Thomas Murphy to succeed Mr. McFerran as Chief Financial Officer of the Company and appointed Jeffrey Van Horn as a member of the Board and its executive committee and as Chief Operating Officer of the Company, in each case effective as of February 27, 2105.  Mr. Murphy, 48, has been the Chief Accounting Officer of the Company since February 2009.  Mr. Van Horn, 54, has been the Company’s Executive Vice President and Director of Tax since November 2010, and from May 2006 through November 2010, Mr. Van Horn was the Company’s Chief Financial Officer.  He joined Kohlberg Kravis Roberts & Co. L.P. and/or its affiliates (collectively, “KKR”) in 2004, and currently is the Co-Head of the KKR Global Tax Team, the KKR Global Public Markets Tax Director, and the Chief Financial Officer of KKR Credit Advisors (US) LLC.  Mr. Van Horn brings in-depth experience and understanding of the Company’s business as well as a substantial background in tax and finance to the Board as a director.

The Company does not expect to compensate either Mr. Van Horn or Mr. Murphy in connection with their respective appointments. Mr. Van Horn has entered into the Company’s customary indemnification agreement for its directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KKR FINANCIAL HOLDINGS LLC

	By:	/s/ Nicole J. Macarchuk
	Name:	Nicole J. Macarchuk
	Title:	Secretary

Date: March 2, 2015